Exhibit 99.1

JetPay® Corporation Announces First Quarter 2014 Financial Results and Agreement with Wellington for $2.7 Million Capital Investment

Berwyn, PA – May 15, 2014 – JetPay® Corporation (“JetPay” or the “Company”) (NASDAQ: “JTPY”) announced financial results for the first quarter ended March 31, 2014. Also announced was the issuance and sale of preferred stock for net proceeds of $744,500 from a Securities Purchase Agreement with funds affiliated with Wellington Capital Management (“Wellington”).

Overview

JetPay generated positive EBITDA (Earnings before Interest, Taxes, Depreciation, and Amortization) from operations of $706,000 in the three months ended March 31, 2014 on reported revenues of $8.2 million. EBITDA for the three months ended March 31, 2014 was 8.6% of revenues as compared to EBITDA for the three months ended March 31, 2013 of $1.05 million or 13.7% of revenues. Gross profit was $3.5 million for the three months ended March 31, 2014 and 2013. The slight decrease in EBITDA in the current period was directly related to the Company’s investment in significantly expanding its marketing efforts and its professional sales team, including the addition of experienced national sales directors in both the Company’s Payment Services operations and its Payroll Services operations. The Company also made investments in its technology platform and new products and services, such as its recently launched MAC reloadable prepaid Visa® card and its Payroll Services’ Workforce Today® human resource management product.

Additionally, on May 1, 2014, JetPay signed a Securities Purchase agreement with an affiliate of Wellington pursuant to which the Company agreed to sell to Wellington, upon the satisfaction of certain conditions, up to 9,000 shares of Series A-1 Convertible Preferred Stock, par value $0.001 (“Series A-1 Preferred”) for an aggregate purchase price of up to $2.7 million. On May 5, 2014, the Company issued 2,565 shares of Series A-1 Preferred to Wellington for proceeds of $744,500, net of certain agreed-upon reimbursable expenses of Wellington. The proceeds of this initial investment will be used for general corporate purposes. This is in addition to the agreement with Flexpoint Fund II, L.P (“Flexpoint”) from August 2013, pursuant to which Flexpoint may purchase up to $40 million of Series A Convertible Preferred Stock, of which $11.4 million has been purchased to date.

Other Current and First Quarter Highlights

•	JetPay entered into a number of new customer agreements to process financial and data transactions, including one with LifeMed ID for its newest product—the medical services kiosk. LifeMed ID is the U.S. industry leader in integrating the use of patient smart cards and biometric devices into the healthcare workflow.

•	JetPay appointed Ralph A. Bianco as Executive Vice President and General Manager to lead the Company’s recently launched prepaid card division. This division offers high quality, low cost, Visa-branded reloadable cards to consumers, including employees of our Payroll Services division and customers of our Payment Services division. Mr. Bianco came to JetPay with a distinguished 39 year career in the payments industry.

•	JetPay appointed Jeffrey S. Tourek as Executive Vice President of Sales and National Sales Director for its Payment Services operation. Mr. Tourek has significant experience in leading and motivating a sales team, including sales leadership experience with American Express, First Data Corporation, Global Payments, Inc., Bank of America and, most recently, Heartland Payment Services. Mr. Tourek’s appointment follows the appointment of Wayne Hart as Executive Vice President and National Sales Manager for the Company’s Payroll Services operation.

•	JetPay appointed Diane (Vogt) Faro to its Board of Directors and to serve on its Compensation Committee. Ms. Faro, currently the President of National Benefit Programs, brings to the Board over 30 years of experience in the payments industry with executive experience in management and merchant acquiring and ISO sales. Her previous experience includes serving as President of Global Merchant Services at First Data Corporation and CEO of Chase Merchant Services, LLC.

•	JetPay appointed Michael J. McGovern as Executive Vice President and Chief Operating Officer of JetPay. Mr. McGovern has significant experience managing financial services operations and organizations, including a long and distinguished career with CoreStates Financial and will be responsible for the Company’s operations and payment platform innovations.

•	JetPay appointed Nancy Ann Barnhart as Chief Information Officer of its Payment Services division. Ms. Barnhart joins the Company most recently from American Express and has significant experience managing data processing applications and organizations at Paymentech (formerly Gensar) and at Heartland. She will be responsible for our payment company’s technology platform innovations.

•	JetPay resolved and satisfied its obligations to EarlyBirdCapital on April 15, 2014 with proceeds from equity investments totaling $2.4 million consisting of the issuance of an aggregate of 333,333 shares of common stock at $3.00 per share to Mr. Bipin Shah, its CEO and Chairman of the Board, and Mr. C. Nicholas Antich, the President of its JetPay Payroll Services operation, and the sale of 4,667 shares of Series A Convertible Preferred Stock to Flexpoint.

Bipin C. Shah, Chairman and CEO of JetPay Corporation, stated: “We are pleased with our positive cash flow in the first quarter of 2014 especially considering the significant investments we are making in expanding our marketing efforts and our professional sales organization.” Mr. Shah further commented, “In addition to maintaining our strength in the card-not-present processing market, I am excited about the new products and services our team of dedicated professionals is bringing to the marketplace. I am confident that these products, as well as the investments we have made in our sales team, will differentiate us from other payment companies and strengthen the recognition and value of our JetPay name. In addition to our organic growth plans, I am also encouraged by our search for accretive acquisition candidates that would complement or extend our current products and services and our geographic reach to accelerate our growth.”

Financial Results, First Quarter of 2014 Compared to First Quarter of 2013

Revenues were $8.17 million for the three months ended March 31, 2014 as compared to $7.69 million for the same period in 2013, representing an increase of $481,000, or 6%. Revenues for JetPay’s Payroll Services division increased $128,000, or 3.7%, for the three months ended March 31, 2014 as compared to the same period in 2013. This increase is directly related to a rate increase implemented in mid-2013 and net growth in the volume of payroll and related payroll taxes processed. Revenues for JetPay’s Payment Services division increased $353,000, or 8.3%, for the three months ended March 31, 2014 compared to the same period in 2013, primarily due to a change in accounting for reporting certain processing revenues in June 2013 as a result of a transfer of its processing to a new sponsoring bank.

Operating income for the three months ended March 31, 2014 was approximately $43,000, compared to operating income of $845,000 for the same period in 2013. Operating income is after subtracting depreciation and amortization expense of $663,000 and $656,000 in the three months ended March 31, 2014 and 2013, respectively. The decrease in operating income was attributable to an increase in selling, general, and administrative (“SG&A”) expenses of $322,000 and a favorable non-cash change in fair value of a contingent consideration liability in 2013 of $450,000. The increase in SG&A expenses included an investment in the Company’s sales staff, additional corporate SG&A expenses, including professional fees incurred in defending the EarlyBirdCapital dispute, and $155,000 of start-up expenses relating to the Company’s new Card Services division.

Net loss for the three months ended March 31, 2014 was approximately $1.39 million, or a net loss applicable to common stockholders of $1.89 million after accretion of convertible preferred stock of $509,000, or a loss of $0.16 per share, compared to net income of approximately $885,000, $0.08 basic income per share and $0.01 per share on a fully diluted basis, for the three months ended March 31, 2013. Net (loss) income includes non-cash amortization of deferred financing costs, debt discounts and conversion options of $923,000 and $775,000 for the three months ended March 31, 2014 and 2013, respectively. The first quarter of 2013 also benefited from a non-cash favorable change in the fair value of a derivative liability of $1.4 million.

Non-GAAP Financial Measures

This press release contains a discussion of non-GAAP measures, as defined in Regulation G of the Securities and Exchange Act of 1934, as amended. The Company reports its financial results in compliance with GAAP, but believes that also discussing non-GAAP measures provides investors with financial measures the Company uses in the management of its business. This press release includes EBITDA measurements. The Company defines EBITDA as operating income, before non-cash change in fair value of contingent consideration liability, amortization of intangibles and depreciation. This measure may not be comparable to similarly titled measures reported by other companies. Management uses operating EBITDA as an indicator of the Company’s operating performance and ability to fund acquisitions, capital expenditures and other investments and, in the absence of refinancing options, to repay debt obligations. Management believes operating EBITDA is helpful to investors in evaluating the Company’s operating performance because non-cash costs and other items that management believes are not indicative of our results of operations are excluded. EBITDA is a supplemental non-GAAP measure and should not be considered an alternative to net income or income from operations.  For a description of the Company’s use of EBITDA and a reconciliation of EBITDA with net income, see the section of this press release titled “EBITDA Reconciliation.”

EBITDA Reconciliation

(000’s omitted)	For the Three Months Ended March 31,
	2014	2013
Operating income	$43	$845
Change in fair value of contingent consideration liability	-	(450)
Amortization of intangibles	560	560
Depreciation	103	96

EBITDA	$706	$1,051

About JetPay Corporation

JetPay Corporation, based in Berwyn, PA, is a leading provider of vertically integrated solutions for businesses including card acceptance, processing, payroll, payroll tax filing and other financial transactions. JetPay provides a one vendor solution for payment services, debit and credit card processing, ACH services, and payroll and tax processing needs of businesses throughout the United States. The Company also offers low-cost payment choices for the employees of these businesses to replace costly alternatives. The Company’s vertically aligned services provide customers with convenience and increased revenues by lowering payments-related costs and by designing innovative, customized solutions for internet, mobile, and cloud-based payments. Please visit www.jetpay.com, www.jetpaycorporation.com, and www.jetpaypayroll.com, for more information on what JetPay has to offer or call 866-4JetPay (453-7729).

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. JetPay’s actual results may differ from its expectations, estimates and projections and consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Most of these factors are outside JetPay’s control and are difficult to predict. Factors that may cause such differences include, but are not limited to, those described under the heading “Risk Factors” in the Company’s Annual Report filed with the Securities and Exchange Commission (“SEC”) on Form 10-K for the fiscal year ended December 31, 2013, the Company’s Quarterly Reports on Form 10-Q and the Company’s Current Reports on Form 8-K.

JetPay cautions that the foregoing list of factors is not exclusive. Additional information concerning these and other risk factors is contained in JetPay’s most recent filings with the Securities and Exchange Commission. All subsequent written and oral forward- looking statements concerning JetPay or other matters and attributable to JetPay or any person acting on its behalf, are expressly qualified in their entirety by the cautionary statements above. JetPay cautions readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. JetPay does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based.

JetPay Corporation	-or-	JetPay Corporation
Peter Davidson, Vice Chairman		Joan Wurzel, Senior Vice President
Chief Marketing Officer		Director of Corporate Communications
(484) 324-7980		(610) 747-0256
Peter.Davidson@jetpaycorp.com		Joan.Wurzel@jetpaycorp.com

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